EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 6, 2013, pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), by and among ARTISAN PARTNERS ASSET MANAGEMENT INC., a Delaware corporation (“Artisan”), H&F BREWER BLOCKER CORP., a Delaware corporation (“H&F Corp”) and H&F BREWER AIV II, L.P., a Delaware limited partnership (“H&F Brewer AIV II”).
WHEREAS, the respective boards of directors of each of Artisan and H&F Corp have resolved that H&F Corp should merge (the “Merger”) with and into Artisan with Artisan being the surviving corporation in connection with the initial public offering and sale of shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of Artisan as contemplated by Artisan’s Registration Statement on Form S-1, as amended (File No. 333-184686) (the “IPO”);
WHEREAS, both the sole stockholder of Artisan, Artisan Partners Holdings LP (“Holdings”), and the sole stockholder of H&F Corp, H&F Brewer AIV II, have approved the Merger;
WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a “reorganization” under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and
WHEREAS, Artisan and H&F Corp desire to make certain representations, warranties and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:
AGREEMENT

1.Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), H&F Corp shall be merged with and into Artisan, and the separate legal existence of H&F Corp shall thereupon cease. Artisan shall be the surviving entity (sometimes referred to herein as the “Surviving Corporation”), and the separate legal existence of Artisan with all its right, privileges, immunities and powers shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

2.    Cancellation of Shares; Merger Consideration. At the Effective Time, (i) H&F Brewer AIV II shall receive (A) 2,565,463 shares of convertible preferred stock, par value $0.01 per share, of Artisan (“Convertible Preferred Stock”), (B) 2,565,463 Artisan contingent value rights, (C) the right to receive the Cash Merger Consideration (as defined in LPA 4 (as defined below)) and (D) any amounts due in the future pursuant to the TRA (as defined below) (clauses (A), (B), (C) and (D) collectively, the “Merger Consideration”), and (ii) each share of common stock, par value $0.01 per share, of H&F Corp which is issued and outstanding immediately prior to the Effective Time (each, an “H&F Corp Share”) shall, by virtue of the Merger and without any action on the part of H&F Brewer AIV II, be automatically cancelled. The H&F Corp Shares so cancelled shall cease to exist, and H&F Brewer AIV II shall thereafter cease to have any rights with respect to such H&F Corp Shares, except the right to receive the Merger Consideration for each H&F Corp Share outstanding at the Effective Time.
3.    Effective Time. Upon the satisfaction or waiver of the conditions below, Artisan shall cause a certificate of merger to be executed acknowledged and filed with the Secretary of State of the State of Delaware. The Merger shall become effective as specified in such certificate of merger (the “Effective Time”). References to H&F Corp or Artisan after the Effective Time shall mean the Surviving Corporation.
4.    Certificate of Incorporation; Bylaws; Board of Directors. The certificate of incorporation and bylaws of Artisan, as in effect immediately prior to the Effective Time (in each case, as the same may have been amended or restated between the date of this Agreement and the Effective Time), shall be the certificate of incorporation and bylaws of the Surviving Corporation, in each case until duly amended as provided therein or by applicable law. The board of directors of Artisan immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.
5.    Conditions Necessary for Effectiveness of the Merger. The satisfaction or waiver of the following conditions shall be necessary to the effectiveness of the Merger:
(a)    the delivery for filing of the amended and restated Certificate of Incorporation of Artisan substantially in the form of Exhibit A hereto with the Secretary of State of the State of Delaware and the effectiveness thereof;
(b)    the execution of the underwriting agreement relating to the IPO by Artisan and the underwriters of the IPO;
(c)    the effectiveness of the Fourth Amended and Restated Agreement of Limited Partnership of Holdings (“LPA 4”); and

(d)    the execution of the Tax Receivable Agreement (Merger) between Artisan and H&F Brewer AIV II (the “TRA”).
6.    Plan of Reorganization. This Agreement is intended to constitute and is hereby adopted as a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Assuming the consummation of the IPO, following the Effective Time, and consistent with any such consent, neither Artisan nor any of its subsidiaries or affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.
7.    Certain Representations and Warranties of H&F Corp. H&F Corp represents and warrants to Artisan that, as of the date hereof and the Effective Time:
(a)    it is duly organized, validly existing and in good standing under the laws of the State of Delaware;
(b)    it has full right, power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement;
(c)    the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized, and no further proceedings on the part of H&F Corp, its board of directors or its stockholder(s) are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed by H&F Corp;
(d)    attached hereto as Exhibit B are true and complete copies of the certificate of incorporation of H&F Corp (including all amendments thereto), the bylaws of H&F Corp as in effect at all relevant times, the resolutions duly adopted by the board of directors of H&F Corp authorizing and approving the execution of this Agreement and the unanimous written consent of H&F Brewer AIV II approving and adopting this Agreement; no other resolutions or board or stockholder action has been taken by H&F Corp or H&F Brewer AIV II with respect to this Agreement other than the resolutions and consent included in Exhibit B;
(e)    this Agreement constitutes the valid and binding obligation of H&F Corp and H&F Brewer AIV II, enforceable against H&F Corp and H&F

Brewer AIV II in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity);
(f)    neither the execution and delivery of this Agreement by H&F Corp or H&F Brewer AIV II nor the consummation of the transactions contemplated hereby conflicts with or results in a breach of any of the terms, conditions or provisions of any agreement or instrument to which H&F Corp or H&F Brewer AIV II is a party or by which assets of H&F Corp or H&F Brewer AIV II are bound (including without limitation the organizational documents of H&F Corp or H&F Brewer AIV II, as applicable), or constitutes a default under any of the foregoing or violates any law or regulation;
(g)    other than as contemplated by this Agreement, each of H&F Corp and H&F Brewer AIV II has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities, and any other person, if any, that are required to permit H&F Corp and H&F Brewer AIV II to enter into this Agreement and to consummate the transactions contemplated hereby;
(h)    there are no actions, suits or proceedings pending or, to H&F Corp’s knowledge, threatened against or affecting H&F Corp or the assets of H&F Corp in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality;
(i)    the performance of the Merger as provided herein will not violate any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which H&F Corp is subject;
(j)    H&F Corp does not have and is not subject to any indebtedness, obligations, losses, deficiencies, damages, interest, taxes, penalties, fines, assessments, demands, judgments, claims, awards, settlements, costs, expenses, fees or other liabilities of any kind or nature, whether actual, accrued or contingent (“Liabilities”) other than as listed on Schedule A hereto;
(k)    all of the assets of H&F Corp as of the Effective Time are listed on Schedule B hereto;
(l)    H&F Corp has never owned any property or assets other than (i) assets of the type listed on Schedule B hereto, (ii) limited partner interests in

H&F Brewer AIV, L.P., a Delaware limited partnership, and (iii) cash or cash equivalents;
(m)    H&F Corp was incorporated on June 13, 2006 and since such date of incorporation H&F Corp has never conducted any operations other than (i) holding assets of the type listed on Schedule B hereto, (ii) holding limited partner interests in H&F Brewer AIV, L.P., (iii) holding cash or cash equivalents and (iv) ministerial acts necessary to conducting the operations listed in the foregoing clauses (i) through (iii);
(n)    the property transferred to Artisan pursuant to the Merger will not be subject to any Liability incurred, assumed or guaranteed by H&F Corp;
(o)    none of the property transferred to Artisan pursuant to the Merger was received by H&F Corp as part of a plan of liquidation of another corporation;
(p)    as of the date and time of entry into this Agreement, there is no indebtedness for borrowed money outstanding between Artisan and H&F Corp, and, as of the Effective Time, there will be no such indebtedness between Artisan and H&F Corp created pursuant to the Merger or as a result of the transactions consummated pursuant to this Agreement;
(q)    H&F Corp is a party to the Merger, and is participating in the Merger and the transactions to be consummated pursuant to this Agreement for a valid business reason unrelated to taxes;
(r)    H&F Corp is not under the jurisdiction of a court in a bankruptcy, receivership, foreclosure or similar proceeding in a U.S. federal or state court;
(s)    H&F Corp will treat the Merger as a transaction governed by Section 368 of the Code, for all tax purposes;
(t)    all tax returns that are required to be filed on or before the Effective Time (taking into account any extensions) by or with respect to H&F Corp, have been or will be timely filed on or before the Effective Time, and all such tax returns are or will be true and complete in all respects, and all taxes shown to be due on such tax returns have been or will be timely paid in full; and
(u)    as of the date hereof and until the Effective Time, H&F Brewer AIV II constitutes the only equity holder of H&F Corp.
8.    Certain Representations and Warranties of Artisan. Artisan represents and warrants to H&F Corp that, as of the date hereof, the Effective Time and the date of the consummation of the IPO:

(a)    it has been duly incorporated and is validly existing as a corporation in active status under the laws of the State of Delaware;
(b)    it has full right, power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement;
(c)    the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized, and no further proceedings on the part of Artisan are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed by Artisan;
(d)    attached hereto as Exhibit C are true and complete copies of the certificate of incorporation of Artisan (including all amendments thereto), the bylaws of Artisan as in effect at all relevant times, the resolutions duly adopted by the board of directors of Artisan authorizing and approving the execution of this Agreement and the unanimous written consent of Holdings approving and adopting this Agreement;
(e)    this Agreement constitutes the valid and binding obligation of Artisan, enforceable against Artisan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity);
(f)    neither the execution and delivery of this Agreement by Artisan nor the consummation of the transactions contemplated hereby conflicts with or results in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Artisan is a party or by which assets of Artisan are bound (including without limitation the organizational documents of Artisan), or constitutes a default under any of the foregoing or violates any law or regulation;
(g)    other than as contemplated by this Agreement, Artisan has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities, and any other person, if any, required to permit Artisan to enter into this Agreement and to consummate the transactions contemplated hereby;
(h)    there are no actions, suits or proceedings pending or, to Artisan’s knowledge, threatened against or affecting Artisan or the assets of Artisan in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would impair the ability of Artisan to perform its obligations as provided herein;
(i)    the performance of the Merger as provided herein will not violate any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which Artisan is subject;
(j)    Artisan is a party to the Merger, and is participating in the Merger and the transactions to be consummated pursuant to this Agreement for a valid business reason unrelated to taxes;
(k)    Artisan is not under the jurisdiction of a court in a bankruptcy, receivership, foreclosure or similar proceeding in a U.S. federal or state court;
(l)    as of the date and time of entry into this Agreement, there is no indebtedness for borrowed money outstanding between Artisan and H&F Corp, and, as of the Effective Time, there will be no such indebtedness between Artisan and H&F Corp created pursuant to the Merger or as a result of the transactions consummated pursuant to this Agreement;
(m)    Artisan will not be an investment company within the meaning of Section 368(a)(2)(F)(iii) or (iv) of the Code; and
(n)    Artisan will treat the Merger as a transaction governed by Section 368 of the Code, for all tax purposes.
9.    Survival. The representations and warranties of H&F Corp and Artisan shall survive until the third anniversary of the Effective Time and any claim in respect of any alleged breach of any such representation and warranty must be made by delivery of a Claim Notice (as defined below) prior to such third anniversary; it being understood that in the event any Claim Notice has been given before the third anniversary of the Effective Time, the representations and warranties that are the subject of such Claim Notice shall survive with respect to such claim until such time as such claim is finally resolved.
10.    Indemnification.
(a)    (i)    From and after the Effective Time and subject to subsections (b), (d) and (e) of this Section 10, H&F Brewer AIV II agrees that it will indemnify and hold harmless Artisan from and against the excess, if any, of (A) all Losses (as defined below) suffered or incurred by Artisan (x) as a result of any breach by H&F Corp of any of its representations or warranties under this Agreement or (y) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, against or involving H&F Corp solely on account of any liability for taxes (including any penalties or interest related thereto) or tax periods (or portions thereof) ending on or before the Effective Time, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time over (B) the amount of any undistributed cash and any tax prepayments or tax refunds accrued by H&F Corp, in any case as of the Effective Time.
(ii)    From and after the Effective Time, Artisan agrees that it will indemnify and hold harmless H&F Brewer AIV II from and against all Losses suffered or incurred by such entity as a result of any breach by Artisan of any of its representations or warranties under this Agreement.
(b)    Artisan may recover any amounts due to it by H&F Brewer AIV II pursuant to this Section 10 (“Indemnification Payables”) solely and exclusively from any amounts that, as of the time such claim for indemnification is made or thereafter, are owed but not yet paid by Artisan (and Artisan may reduce any such amounts due by, and set-off any such amounts due against, the amount of Indemnification Payables) in respect of (x) distributions owed to H&F Brewer AIV II (or any of its affiliates to which H&F Brewer AIV II has transferred equity interests in Artisan or Holdings) on account of its or their equity interests in Artisan or Holdings, (y) the Settlement Amount of the Public Company Contingent Value Rights (the “CVRs”) held by H&F Brewer AIV II (or any of its affiliates to which H&F Brewer AIV II has transferred CVRs), if any, and (z), until the seventh anniversary of the Effective Time, the TRA, regardless of whether H&F Brewer AIV II remains a party to the TRA or has transferred or assigned its rights thereunder; provided that in the event H&F Brewer AIV II distributes to its partners any equity interests in Artisan or Holdings or any CVRs, Artisan shall not be entitled to recover from, or setoff against, amounts owed to any such distributees or transferees of H&F Brewer AIV II with respect to such equity interests or CVRs (whether or not such a distributee or transferee is an affiliate of H&F Brewer AIV II). For the avoidance of doubt, the right of setoff provided for in this Section 10(b) shall be the sole and exclusive means of satisfying any obligation in respect of the Indemnification Payables and nothing in this Section 10 shall require H&F Brewer AIV II to pay any amount in respect of any Indemnification Payable to Artisan.
(c)    “Losses” means all actual damages, losses, deficiencies, liabilities, claims, actions, demands, awards, settlements, judgments, taxes, penalties, assessments, fines, fees, costs and expenses (including, for the avoidance of doubt and without limitation, reasonable attorneys’ fees and costs of defense and investigation); provided, however that Losses shall specifically exclude punitive, speculative, lost profit, diminution in value, consequential, incidental, indirect or special damages of any nature.

(d)    Notwithstanding anything to the contrary contained herein, the obligations of H&F Brewer AIV II and of Artisan under this Section 10 shall terminate and be of no further force or effect on the date on which H&F Brewer AIV II no longer holds any equity interests in Artisan or Holdings, the CVRs are no longer outstanding and the TRA has terminated.
(e)    The indemnity set forth in this Section 10 shall be the sole and exclusive remedy of the parties for all claims arising out of this Agreement or the Merger contemplated hereby and neither party shall have any other remedy, whether in contract, tort or otherwise, against the other party with respect to this Agreement or the Merger, and all such other remedies are expressly waived by each party to the fullest extent permitted by applicable law.
(f)    A party entitled to indemnification pursuant to this Section 10 (the “Claiming Party”) shall promptly notify the other party against which the claim is made (the “Indemnifying Party”) in writing of such claim (a “Claim Notice”), provided, that a Claim Notice shall be delivered within 30 calendar days after the Claiming Party receives written notice of any action, suit, proceeding, investigation, claim or Loss, whether or not involving any claim of a third party or the assertion of any claim by a third party (such claim by a third party, a “Third Party Claim”), that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided that no delay by the Claiming Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to timely give such notice. The Claim Notice shall specify the basis for the claim and the Losses incurred by, or anticipated to be incurred by, the Claiming Party on account thereof to the extent known. No payment or setoff shall be made on account of any claim until the amount of such claim is liquidated and the Losses are finally determined.
(g)    The following provisions shall apply to claims of the Claiming Party which are based upon a Third Party Claim:
(i)    The Indemnifying Party shall have the right, upon receipt of the Claim Notice to assume the defense against such Third Party Claim. If the Indemnifying Party is conducting the defense against the Third Party Claim, the Claiming Party shall be entitled to retain separate counsel and participate in the defense of such Third Party Claim at its own expense unless the Claiming Party and the Indemnifying Party are both named parties to the proceedings (including any impleaded parties) and the Claiming Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing material interests between them or there may be legal defenses available to the Claiming Party that are different from or additional to those available to the Indemnifying Party. The Indemnifying Party will keep the Claiming Party informed of all material developments relating to or arising in connection with such Third Party Claim. The Claiming Party and Indemnifying Party will each cooperate with and make available to each other such assistance (including, without limitation, access to employees) and materials as may be reasonably requested of either.
(ii)     The Indemnifying Party shall have the right to settle and compromise such claim only with the prior written consent of the Claiming Party, provided that no such prior written consent shall be required to any proposed settlement if (A) such settlement provides the Claiming Party with a full and unconditional release from such Third Party Claim; (B) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Party, and (C) such settlement does not include an admission of culpability. Regardless of whether the Indemnifying Party elects to defend the Third Party Claim, the Indemnifying Party shall also have the right within 30 calendar days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third Party Claim. Such dispute shall not affect the Indemnifying Party’s right to defend the Third Party Claim in accordance with this Section 10(g).
(iii)     In the event that the Indemnifying Party fails to assume the defense against any Third Party Claim within 30 calendar days after receipt of notice thereof from the Claiming Party, the Claiming Party shall have the right, but not the obligation, to undertake the defense against such Third Party Claim; provided, that if the Claiming Party does not undertake the defense of such Third Party Claim, such Claiming Party shall not be entitled to indemnification hereunder for the amount of Losses which would not have been incurred but for the failure of such Party to take commercially reasonable actions to mitigate such Losses upon becoming aware of any claim; provided, further, that the Claiming Party shall make no settlement, compromise, discharge, admission, or acknowledgment that would give rise to any liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party. The Claiming Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense against such Third Party Claim.
11.    Expenses. Subject to the expense reimbursement provisions of the Reimbursement Agreement, dated as of March 6, 2013, by and among Holdings, H&F

Brewer AIV, L.P., H&F Corp and certain other parties, each party to this Agreement will pay all of its own expenses incurred in connection with the Merger.
12.    Transfer Taxes. H&F Brewer AIV II shall be liable for all transfer taxes arising from the Merger.
13.    Tax Returns. Artisan shall prepare and file all tax returns of H&F Corp relating to periods prior to the Effective Time and required to be filed after the Effective Time (any such returns, “Pre-Effective Time Tax Returns”) in a manner consistent with the H&F Corp tax return for the year ended December 31, 2011. Artisan shall allow H&F Brewer AIV to review, comment upon and reasonably approve without undue delay any Pre-Effective Time Tax Returns at any time during the 30 day period immediately preceding the filing of such tax returns. Artisan and Hellman & Friedman Investors V, L.P. shall cooperate with each other in any tax matter relating to H&F Corp.
14.    Amendment, Modification or Termination. At any time prior to the Effective Time, this Agreement may be amended, modified or terminated by the board of directors of Artisan, with the written consent of H&F Corp. No further approval of the stockholders of both or any of the parties hereto shall be required for amendment, modification or termination. This Agreement shall terminate upon the written agreement of both parties hereto.
15.    Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary to permit consummation of the Merger at such time as the parties may agree.
16.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to any choice of law rules thereunder).
17.    Consent to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware and of the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such United States District Court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 17. Each party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
18.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
19.    Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.
20.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.
21.    Construction and Interpretation. The headings contained in this Agreement are for reference purposes only and are not intended to effect the construction or interpretation of this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
22.    Counterparts; No Third-Party Beneficiaries. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 22. This Agreement is not intended to confer upon any person other than the parties here to any rights or remedies hereunder.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ARTISAN PARTNERS ASSET MANAGEMENT INC.
By: /s/ Janet D. Olsen
Name: Janet D. Olsen
Title: Executive Vice President, Chief Legal Officer & Secretary
H&F BREWER BLOCKER CORP.
By: /s/ Allen R. Thorpe
Name: Allen Thorpe
Title: Vice President

H&F BREWER AIV II, L.P.
By: Hellman & Friedman Investors V, L.P., its general partner
By: Hellman & Friedman LLC, its general partner
By: /s/ Allen R. Thorpe
Name: Allen Thorpe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

By his signature below, the undersigned certifies that this Agreement and Plan of Merger was duly authorized and approved by the board of directors of Artisan and thereafter was duly approved and adopted by the holders of all of the outstanding stock thereof entitled to vote thereon by unanimous written consent as of the date indicated opposite such signature.

Date: March 6, 2013	/s/Janet D. Olsen
Name: Janet D. Olsen
Title: Executive Vice President, Chief Legal Officer & Secretary

By his signature below, the undersigned certifies that this Agreement and Plan of Merger was duly authorized and approved by the board of directors of H&F Corp and thereafter was duly approved and adopted by the holders of all of the outstanding stock thereof entitled to vote thereon by unanimous written consent as of the date indicated opposite such signature.

Date: March 6, 2013	Allen R. Thorpe
Name: Allen Thorpe
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

The Schedules and Exhibits to the Agreement and Plan of Merger, the contents of which are described in the body of the agreement, have been omitted. The Registrant agrees to provide the Securities and Exchange Commission with copies of such Schedules and Exhibits upon the Commission’s request.